Exhibit 99.1

FOR IMMEDIATE RELEASE

First Midwest Bancorp Completes Acquisition of NorStates Bank

CHICAGO, IL – October 15, 2018 – First Midwest Bancorp, Inc. (“First Midwest”), the holding company of First Midwest Bank, today announced it has completed its acquisition of Northern States Financial Corporation, the holding company of NorStates Bank.  First Midwest originally announced this transaction on June 7, 2018.

“We are very excited to welcome the NorStates Bank team and clients to First Midwest,” said Michael L. Scudder, Chairman, President and Chief Executive Officer of First Midwest.  “With this acquisition, we continue our expansion in Lake County and the greater Chicagoland area, supported by talented and experienced colleagues who share our commitment to the success of our clients and communities.”

Headquartered in Waukegan, Illinois, and with offices in Lake County, NorStates Bank had approximately $550 million in total assets, $465 million in deposits and $305 million in loans as of the transaction closing.

About First Midwest

First Midwest (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in Chicago and the Midwest, with over $15 billion of assets and $11 billion of trust assets under management.  First Midwest’s principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services through locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa.  Visit First Midwest at www.firstmidwest.com.

Contacts

Investors:	Media:
Patrick S. Barrett	Maurissa Kanter
EVP, Chief Financial Officer	SVP, Director of Corporate Communications
(708) 831-7231	(708) 831-7345
pat.barrett@firstmidwest.com	maurissa.kanter@firstmidwest.com

First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631